Exhibit 5.1

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1

Tel: +353 1 649 2000 Fax: +353 1 649 2649 email: info@algoodbody.com website: www.algoodbody.com dx: 29 Dublin

Jazz Pharmaceuticals plc 45 Fitzwilliam Square Dublin 2 Ireland

18 January 2012

Jazz Pharmaceuticals plc (the Company)

Dear Sirs

We act as Irish counsel for the Company, a public limited company incorporated under the laws of Ireland, in connection with the proposed registration by the Company of 10,910,298 ordinary shares of the Company, nominal value $0.0001 per share (the Ordinary Shares), pursuant to a Registration Statement on Form S-8 (the Registration Statement) to be filed by the Company under the Securities Act of 1933, as amended. The Ordinary Shares are issuable under plans and awards that were adopted or assumed by the Company under an Agreement and Plan of Merger and Reorganization dated 19 September 2011 by and among the Company, Jazz Pharmaceuticals, Inc., Jaguar Merger Sub Inc. and Seamus Mulligan, namely:

•	the Jazz Pharmaceuticals plc 2003 Equity Incentive Plan (formerly the 2003 Equity Incentive Plan of Jazz Pharmaceuticals, Inc.);

•	the Jazz Pharmaceuticals plc 2007 Equity Incentive Plan (formerly the Jazz Pharmaceuticals, Inc. 2007 Equity Incentive Plan);

•

Jazz Pharmaceuticals plc Amended and Restated 2007 Non-Employee Directors Stock Option Plan (formerly the Jazz Pharmaceuticals, Inc. Amended and Restated 2007 Non-Employee Directors Stock Option Plan);

•	the Jazz Pharmaceuticals plc 2007 Employee Stock Purchase Plan (formerly the Jazz Pharmaceuticals, Inc. 2007 Employee Stock Purchase Plan)

•	the Jazz Pharmaceuticals plc Amended and Restated Directors Deferred Compensation Plan (formerly the Jazz Pharmaceuticals, Inc. Amended and Restated Directors Deferred Compensation Plan); and

•	the Jazz Pharmaceuticals plc 2011 Equity Incentive Plan (formerly the Jazz Pharmaceuticals, Inc. 2011 Equity Incentive Plan);

(hereinafter together referred to as the Plans).

In connection with this Opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinion hereinafter expressed. In rendering this opinion, we have examined, and have assumed the truth and accuracy of the contents of, such

Dublin Belfast London New York

R.B. Buckley	B.M. Cotter	S.M. Doggett	M.P.McKenna	E.A. Roberts	A.C. Burke	D.R. Baxter	M.L. Stack	N. Coyne	P.M. Murray	D. Inverarity
P.M. Law	J.G. Grennan	B.McDermott	K.A. Feeney	C. Rogers	J. Given	A.McCarthy	B.Walsh	C. McCourt	N. Ryan
J.H. Hickson	J.Coman	C. Duffy	M.Sherlock	G. O’Toole	D. Widger	J.F. Whelan	A.M.Curran	R.M. Moore	K. Furlong
M.F. O’Gorman	P.D. White	E.M. Brady	E.P. Conlon	J.N. Kelly	C. Christle	D.R. Conlon	A. Roberts	D. Main	P.T.Fahy
C.E. Gill	V.J. Power	P.V. Maher	E. MacNeill	N. O’Sullivan	S.O’Croinin	J.B. Somerville	C. Widger	J. Cahir	A.J. Johnston
E.M. Fitzgerald	L.A. Kennedy	S. O’Riordan	K.P. Allen	M.J. Ward	J.W. Yarr	M.F. Barr	M. Dale	M. Traynor	M. Rasdale

Consultants:     J.R. Osborne     S.W Haughey     T.V. O’Connor     Professor J.C.W. Wylie     A.F. Browne     M.A. Greene    A.V. Fanagan     J.A. O’Farrell     I.B.Moore

documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired and that the Ordinary Shares will be issued in accordance with such resolutions and authorities and the terms of the Plans.

We have assumed the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within qualifications and assumptions, and provided that the Registration Statement, as finally amended, has become effective, we are of the opinion that the Ordinary Shares have been duly authorised and when issued in accordance with the Registration Statement, the Plans and the options or other equity awards granted or to be granted thereunder, will be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”) (except for Ordinary Shares issued pursuant to deferred payment arrangements, which shall be fully paid upon the satisfaction of such payment obligations).

In rendering this Opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

We hereby consent to the filing of this Opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement.

Yours faithfully

/s/ A&L Goodbody

A&L Goodbody

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